A special meeting of each fund's shareholders was held on June 18, 2013. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
Ned C. Lautenbach
Affirmative	25,828,395,115.78	94.160
Withheld	1,602,101,684.27	5.840
TOTAL	27,430,496,800.05	100.000
Ronald P. O'Hanley
Affirmative	25,907,936,922.24	94.450
Withheld	1,522,559,877.81	5.550
TOTAL	27,430,496,800.05	100.000
David A. Rosow
Affirmative	25,805,492,959.91	94.076
Withheld	1,625,003,840.14	5.924
TOTAL	27,430,496,800.05	100.000
Garnett A. Smith
Affirmative	25,892,258,831.97	94.393
Withheld	1,538,237,968.08	5.607
TOTAL	27,430,496,800.05	100.000
William S. Stavropoulos
Affirmative	25,738,476,030.34	93.832
Withheld	1,692,020,769.71	6.168
TOTAL	27,430,496,800.05	100.000
Michael E. Wiley
Affirmative	25,923,640,743.27	94.507
Withheld	1,506,856,056.78	5.493
TOTAL	27,430,496,800.05	100.000
PROPOSAL 2
To approve a management contract between Biotechnology Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	1,917,591,427.36	82.875
Against	90,485,094.37	3.911
Abstain	109,316,716.42	4.724
Broker Non-Vote	196,464,993.92	8.490
TOTAL	2,313,858,232.07	100.000
PROPOSAL 2
To approve a management contract between Health Care Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	1,460,650,205.11	84.271
Against	76,898,841.85	4.437
Abstain	81,074,186.19	4.678
Broker Non-Vote	114,656,341.99	6.614
TOTAL	1,733,279,575.14	100.000
PROPOSAL 2
To approve a management contract between Medical Delivery Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	275,454,099.41	81.076
Against	21,222,859.35	6.247
Abstain	17,673,349.76	5.201
Broker Non-Vote	25,401,237.10	7.476
TOTAL	339,751,545.62	100.000
PROPOSAL 2
To approve a management contract between Medical Equipment and Systems Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	728,940,682.79	83.162
Against	40,979,331.94	4.676
Abstain	41,151,779.55	4.694
Broker Non-Vote	65,463,633.82	7.468
TOTAL	876,535,428.10	100.000
PROPOSAL 2
To approve a management contract between Pharmaceuticals Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	565,353,301.03	87.294
Against	22,581,218.88	3.486
Abstain	33,737,635.92	5.209
Broker Non-Vote	25,977,276.62	4.011
TOTAL	647,649,432.45	100.000
PROPOSAL 3

For Biotechnology Portfolio, a shareholder proposal requesting that the Board of Trustees institute "Procedures to prevent holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity."B

	# of Votes	% of Votes
Affirmative	635,809,560.17	27.479
Against	1,334,478,969.56	57.674
Abstain	147,104,708.43	6.357
Broker Non-Vote	196,464,993.91	8.490
TOTAL	2,313,858,232.07	100.000
PROPOSAL 3

For Health Care Portfolio, a shareholder proposal requesting that the Board of Trustees institute "Procedures to prevent holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity."B

	# of Votes	% of Votes
Affirmative	490,742,239.31	28.313
Against	1,012,893,839.67	58.438
Abstain	114,987,153.96	6.635
Broker Non-Vote	114,656,342.20	6.614
TOTAL	1,733,279,575.14	100.000
A Denotes trust-wide proposal and voting results.
B Proposal was not approved by shareholders.